Exhibit 99.2

FIRST KEYSTONE CORPORATION HOLDS ANNUAL MEETING –

ANNOUNCES RE-ELECTIONS AND PROMOTIONS

Berwick, Pennsylvania – May 10, 2023 – First Keystone Corporation (OTC PINK: FKYS), the parent company of First Keystone Community Bank, recently held its 2023 Annual Meeting of Shareholders at the Berwick Golf Club in Berwick, Pennsylvania. It was announced that D. Matthew Bower, Robert A. Bull, and Elaine A. Woodland were re-elected as a Class C Directors to serve for a three-year term and until their successors are properly elected and qualified. They will serve on the Board of Directors for First Keystone Corporation, and its subsidiary, First Keystone Community Bank.

First Keystone Community Bank announced the following employee promotions: Kevin Krieger, Compliance Officer, and Rebecca Hooper, Senior Trust Officer, were promoted to Senior Vice President. Lauren Duane, Business Services Manager; Kathy Jarski, Regional Branch Administrator; Sandy Cole, Community Office Manager II; John Dougherty, Community Office Manager II; and Kim Shiner, Community Officer Manager II, were promoted to Vice President. Stacy Gordner, Accounting Manager; Yolanda Francis, Regional Branch Administrator/Training Specialist; Levi Diltz, Compliance Administrator; and Melanie Fisher, Credit Analyst II, were promoted to Assistant Vice President. Joan Henry, Loan Operations Supervisor; Geovany Elias, Commercial Services Officer I; Jennifer Groblewski, Community Office Manager I; Dylan Woodard, Systems Engineer/Assistant IT Manager; Alex Klinger, Accountant I/Loan Data Specialist; Dawn Bettinger, Commercial Loan Documentation Specialist I; and Jordan Beach, Collector/Loan Servicer, were promoted to Officer.

“First Keystone has recognized these employees for their outstanding service to the Bank and its customers,” stated Elaine A. Woodland, President and Chief Executive Officer.

First Keystone Community Bank is an independently owned community bank since 1864 and presently operates branches in Columbia (5), Luzerne (8), Montour (1), Monroe (4), and (1) Northampton counties. First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.”

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Wealth Management, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-679-5446.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Elaine A. Woodland at 570-752-3671.